SMITHWAY MOTOR XPRESS CORP.
                           1997 PROFIT INCENTIVE PLAN


     1. Purpose. The purpose of this Profit Incentive Plan (the "Plan") is to provide a reward for past service and an incentive for future service for selected employees of Smithway Motor Xpress Corp. and its subsidiary (the "Company").

     2. Definitions. Capitalized terms used in this Plan and not otherwise defined shall have the following meanings:

     2.1 "Common Stock" means shares of the Company's Class A Common Stock.

     2.2 "Designated Percentage" means the percentage of the Company's consolidated net earnings as determined from time-to-time by the Administrator. The Designated Percentage shall be one and one-half percent (1.5%) unless the Administrator (as hereinafter defined) takes affirmative action to change the Designated Percentage for a given fiscal year in response to extraordinary positive or negative results or expansion in the number of Participants (as hereinafter defined).

     2.3 "Fair Market Value" means:

     2.3.1 If the Common Stock is not at the time listed or admitted to trading on a stock exchange, the mean between the lowest reported bid price and the highest reported asked price of the Common Stock in the over-the-counter market, as such prices are reported by The Nasdaq Stock Market or in a publication of general circulation selected by the Board and regularly reporting the market price of the Common Stock in such market;

     2.3.2 If the Common Stock is at the time listed or admitted to trading on any stock exchange, the mean between the lowest and highest reported sales price of the Common Stock on the principal exchange on which the Common Stock is then listed or admitted to trading; or

     2.3.3 If no reported quotation or sale of Common Stock takes place on the date in question, the last reported closing asked price or sales price of the Common Stock prior to the Distribution Date shall be determinative.

     2.4 "Incentive Pool" means the number of shares of Common Stock, based upon the Designated Percentage, that shall be set aside for distribution to Participants hereunder.

     2.5 "Participants" mean the employees of the Company selected by the Administrator in accordance with Section 4 hereof.

     2.6 "Percentage" means the proportion of the Incentive Pool as determined by the Administrator a Participant shall be entitled to receive as provided herein.

     3. Administration of Plan. The Plan shall be administered by the Board of Directors or a committee hereafter designated by the Board of Directors (the "Administrator").




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     4.  Participants  and  Percentages.   The  Administrator  shall  have  sole
discretion to select  Participants,  allocate  Percentages  among  Participants,
reallocate   Percentages  among  Participants  from  time-to-time,   adjust  the
Incentive Pool to reflect extraordinary positive or negative performance by the Company, distribute Common Stock to Participants, and otherwise administer the Plan. During or by May 31 immediately following each fiscal year the Plan remains in effect, the Administrator shall select and inform Participants of their participation in the Plan for such fiscal year. By May 31 following each fiscal year the Plan remains in effect, the Administrator shall take all other actions required to deliver shares of Common Stock to such Participants, including, but not limited to, determining the number of shares in the Incentive Pool and each Participant's Percentage.

     5. Amount of Distribution. In accordance with Section 4 hereof, for each full fiscal year for which the Plan continues, the Company shall set aside, for delivery to Participants in accordance with their respective Percentages, a number of shares of Common Stock having a Fair Market Value on the Distribution Date (as hereinafter defined) equal to the Designated Percentage of the Company's consolidated net earnings for the applicable fiscal year. Notwithstanding the foregoing, no fractional shares shall be issued to the Participants under this Plan and the Company in its reasonable judgment may withhold sufficient shares from any distribution to cover withholding obligations. The consolidated net earnings of the Company shall be determined in accordance with generally accepted accounting principles consistently applied by the firm of independent public accountants employed to audit the books and accounts of the Company for that year, and the determinations of such accountants shall be final, binding, and conclusive upon the Company and all other persons who may at any time have any interest under the Plan. Each Participant shall receive his or her distribution of Common Stock on the Distribution Date.

     6. Time of distribution. The distribution for any fiscal year shall be made after the close of the fiscal year but not later than May 31 (the "Distribution Date").

     7. Limitations. Absent affirmative action by the Administrator, no Participant whose employment is terminated prior to the Distribution Date shall have any right to participate in the Plan or be eligible for any portion of a distribution. No rights shall be deemed to accrue to any Participant and no person shall, because of the Plan, acquire any right to an accounting or to examine into the books or the affairs of the Company. No Participant shall have a contract or verbal right in or to any amounts to be distributed under this Plan until the Distribution Date. The interest of any Participant under this Plan shall not be assignable either by voluntary or involuntary assignment or by operation of law.

     8. Effective Date, Amendment, or Termination. This Plan shall be effective for the fiscal year commencing January 1, 1997. The Board reserves the right at any time to make such changes in the Plan as it may consider desirable or may discontinue or terminate the Plan at any time.

     In Witness Whereof, Smithway Motor Xpress Corp., a Nevada corporation, has caused this instrument to be executed as of May 8, 1997, by its President, Chairman of the Board, and Chief Executive Officer pursuant to prior action taken by its Board of Directors.

                                                    Smithway Motor Xpress Corp.


                                                    /s/ William G. Smith
                                                    William G. Smith, President,
                                                    Chairman of the Board and
                                                    Chief Executive Officer

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